Exhibit 99.1
FOR IMMEDIATE RELEASE
ENERGY TRANSFER RE-AFFIRMS 2008 EBITDA GUIDANCE
ETP and ETE Declare Distributions
DALLAS – October 31, 2008 — Energy Transfer Partners, L.P. (NYSE:ETP) announced today it is re-affirming its 2008 EBITDA guidance of $1.35 billion as a result of its expected operating results for the nine months ended September 30, 2008 and the completion of previously announced pipeline expansion projects. The Partnership’s assets generated sufficient cash flows during the quarter ended September 30, 2008 to warrant a distribution rate increase; however, ETP’s management has determined that it is prudent to preserve liquidity in these uncertain market conditions and has recommended to the Board of Directors to maintain ETP’s quarterly distribution rate at $0.89375 per unit ($3.575 annualized).
“Although our distributable cash flow for the third quarter exceeded our internal estimates, we have decided to maintain our distribution rate in order to retain excess cash,” stated Martin Salinas, ETP’s Chief Financial Officer. “Our intention is to maintain financial flexibility while balancing our distribution growth as we continue to address these challenging times.”
“In light of current market conditions, we believe we are making a prudent decision that will benefit Energy Transfer today as well as in the future,” said Kelcy Warren, ETP’s Chairman and CEO. “We will continue to monitor these market conditions as we make decisions regarding distribution rates in future quarters. We believe our disciplined approach to preserving liquidity will better position us to execute our growth strategy as well as pursue other opportunities that may arise in the marketplace,” added Warren.
As a result, the Board of Directors of ETP has approved a quarterly distribution of $0.89375 per unit ($3.575 annualized) on ETP’s outstanding common units for the quarter ended September 30, 2008. The quarterly distribution of $0.89375 per common unit will be paid on November 14, 2008 to Unitholders of record as of the close of business on November 10, 2008.

Energy Transfer Equity, L.P. (NYSE:ETE) also announced that its Board of Directors has approved a quarterly distribution of $0.48 per unit ($1.92 annualized) on ETE’s outstanding common units for the quarter ended September 30, 2008. The quarterly distribution of $0.48 per common unit will be paid on November 19, 2008 to Unitholders of record as of the close of business on November 10, 2008.
Both Partnerships expect to release earnings for the third quarter ended September 30, 2008 on or before Monday, November 10, 2008. A conference call has been scheduled for 8:00 a.m. Central Time, Tuesday, November 11th to discuss these quarterly results. The dial-in number is (800) 230-1092, participant code: Energy Transfer. The call will be available for replay on the company website (www.energytransfer.com) for a limited time.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
EBITDA Discussion
The Partnership has disclosed in this press release EBITDA which is a non-GAAP financial measure. Management believes EBITDA provides useful information to investors as a measure of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of EBITDA also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
The Partnership defines EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as compensation charges for unit issuances to employees and other expenses. Non-cash compensation expense represents charges for the value of the grants awarded under the Partnership’s compensation plans over the vesting terms of those plans and are charges which do not, or will not, require cash settlement. Non-cash income or loss such as the gain or loss arising from disposal of assets is not included when determining EBITDA.
EBITDA is used by management to determine our operating performance and, along with other data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
There are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss. In addition, our calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,500 miles of intrastate pipeline in service, with approximately 300 miles of intrastate pipeline under construction. In addition, ETP owns 2,450 miles of interstate pipeline in service, with approximately 250 miles of interstate pipeline under construction. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
The information contained in this press release is available on our website at www.energytransfer.com.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: November 10, 2008
Ex Date: November 6, 2008
Payment Date: November 14, 2008
Amount Paid: $0.89375 per Common Unit
Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: November 10, 2008
Ex Date: November 6, 2008
Payment Date: November 19, 2008
Amount Paid: $0.48 per Common Unit
Contacts:
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214.504.2260 (office)
214.498.9272 (cell)
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